Exhibit 99.1

Gastar Exploration Resolves Litigation Claims Related to East Texas Look-Back Agreement

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) and GeoStar jointly announced today that they have settled all outstanding disputes. The settlement resolves significant uncertainty related to Gastar’s common equity and potential dilution of existing shareholders.

The settlement includes an upfront cash payment by Gastar of approximately $25.7 million plus the issuance to GeoStar of a warrant to purchase 10 million Gastar common shares. GeoStar is assigning to Gastar all of GeoStar’s oil and gas interests in West Virginia and Pennsylvania while Gastar is acknowledging GeoStar’s clear title in an exploration license (EL 4416) and assigned its interest to GeoStar’s Australian subsidiary in an exploration license application (EL 4968) in the Gippsland Basin of Victoria, Australia. GeoStar is also being offered a right to farm-in Gastar’s interest in two to four well locations in the East Hilltop area of East Texas that are not included in Gastar’s future Bossier or Knowles drilling plans. In addition, Gastar will surrender or release claims to GeoStar on approximately 500 acres that were in dispute in East Texas, subject to a pre-existing obligation to offer a portion of that acreage to another property owner. Depending on the amount of that acreage acquired by the other property owner, Gastar may be obligated to make additional payments to GeoStar of up to $2.03 million (net of payments from the acquirer). Certain other corrective lease assignments and releases are being made between the parties. The parties have mutually agreed to release all claims against each other, their affiliates and current and past officers and directors.

The warrant issued to GeoStar is exercisable for $2.75 per share in the event that on or before June 11, 2011, Gastar sells up to all or substantially all of its present oil and gas interests located in Leon and Robertson Counties in East Texas for net proceeds exceeding $500 million. A sale, or a series of sales, of all or substantially all of the present East Texas properties prior to June 11, 2011 for less than $500 million will terminate the warrant. If Gastar does not sell all or substantially all of these properties by June 11, 2011, the warrant will be exercisable for a six month period commencing on that date at $3.00 per share. Gastar is not obligated to sell any of its East Texas properties, nor is it presently pursuing any sale of its East Texas assets.

J. Russell Porter, Gastar’s Chairman, President and CEO, stated: “We are pleased that we were able to reach a mutually agreeable resolution with GeoStar and put this litigation behind us. Gastar will continue its business plan without delay focusing on the continued development of our East Texas properties and our Australian coal bed methane assets located in New South Wales.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. Gastar pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. Gastar owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PAL 2, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Reserves Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This press release discloses “probable” reserves that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

CONTACT:
Gastar Exploration Ltd.
President and CEO
J. Russell Porter, 713-739-1800
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com